Exhibit 99.B(m)(2)(ii)

SCHEDULE A

(to the Class C Distribution and Service Plan - Pacific Funds Series Trust)

Class C Shares:

Pacific FundsSM Portfolio Optimization Conservative

Pacific FundsSM Portfolio Optimization Moderate-Conservative

Pacific FundsSM Portfolio Optimization Moderate

Pacific FundsSM Portfolio Optimization Growth

Pacific FundsSM Portfolio Optimization Aggressive-Growth

Pacific FundsSM Core Income

Pacific FundsSM Floating Rate Income

Pacific FundsSM High Income

Pacific FundsSM Short Duration Income

Pacific FundsSM Strategic Income

Pacific FundsSM Small/Mid-Cap

Pacific FundsSM Small-Cap

Pacific FundsSM Small-Cap Value

Effective: March 1, 2021